                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
      (AS PERMITTED BY RULE 14A-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                                    ICO, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid.

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

[ICO logo]
                                                          Corporate Headquarters
                                                    11490 Westheimer, Suite 1000
                                                            Houston, Texas 77077

                                                              NEWS RELEASE

TO:                                                      Contact: Jason Duran
                                                                  Al Pacholder
                                                         Phone:   281-721-4200
                                                         Fax:     281-721-4251
                                                         Website: www.icoinc.com
                                                         Pages:   2

--------------------------------------------------------------------------------

                 ICO TO SELL OILFIELD SERVICES BUSINESS TO VARCO


      Houston, TX, March 26, 2001 -- ICO, Inc. (NASDAQ: ICOC) announced today that it has entered into a letter of intent with Varco International, Inc. (NYSE: VRC) for Varco to acquire ICO's oilfield services business for $165 million in cash.


      The transaction results from the review of strategic alternatives undertaken by ICO's board of directors and a competitive sale process for ICO's oilfield services business undertaken by Bear, Stearns & Co. Inc. Dr. Al O. Pacholder, ICO's Chairman and CFO, said "Our work over the past few years to restructure ICO Oilfield Services - expanding both its geographic scope and the range of products and services it offers - has resulted in this opportunity. We are gratified that our strategic review has yielded such a successful result."

      Dr. Pacholder continued, "Once we complete the transaction, we will be able to focus exclusively on building the value of our petrochemicals processing business, which we believe is poised for substantial future growth. We will also seek to pay down all of ICO's $118.0 million in public senior notes and to retire ICO's $32.3 million in convertible exchangeable preferred stock. After taking these actions we expect ICO to continue to have ample working capital." By selling ICO Oilfield Services, paying down ICO's debt and retiring ICO's preferred stock, ICO expects to be able to decrease interest expense by approximately $12.2 million per year and preferred stock dividends by approximately $2.2 million per year.

      Dr. Pacholder added, "This transaction not only unlocks the value of our oilfield services business, it will also make ICO a 'pure play' petrochemicals processing company with a strong balance sheet. We believe that these actions will make it much easier for the investment community to recognize the inherent value in ICO."

      In fiscal year 2000, ICO's petrochemicals processing business achieved record revenue of $219.9 million - with a 30% compound annual growth rate over the preceding four fiscal years. ICO Petrochemicals Processing also had record EBITDA of $23.7 million and record EBIT of $13.9 million in fiscal year 2000.

      In light of this announcement, ICO's board of directors has postponed the ICO annual meeting of shareholders until Tuesday, April 17, 2001, so that shareholders will have sufficient time to receive information about the letter of intent through their brokers or other intermediaries and to vote on an informed basis. ICO believes that its letter of intent with Varco is a significant development and that shareholders should consider this important news carefully in deciding how to vote at the annual meeting. Shareholders with questions about the letter of intent or ICO's annual meeting of shareholders should contact Innisfree M&A Incorporated toll-free at 1-888-750-5834.

      The transaction contemplated by the non-binding letter of intent is subject to negotiation and execution of definitive agreements, receipt of regulatory approvals and other customary conditions. The execution of any definitive agreement is subject to Varco's satisfactory completion of its due diligence, board of directors approval and the obtaining of appropriate financing. The parties are targeting to close the transaction in the summer of 2001.

      ICO Oilfield Services is a leading provider of inspection, reclamation and corrosion control services for new and used tubular goods and sucker rods used in the oil and gas industry.


      Statements regarding building value, future growth, future cost savings, completion, timing or effect of the sale of ICO Oilfield Services, ability to pay down debt or retire preferred stock, and the investment community's recognition of value, as well as any other statements that are not historical facts in this press release, are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. They include, but are not limited to, the risk that the parties will not be able to agree upon a binding definitive agreement, the ability of Varco to obtain financing for the transaction, receipt of regulatory approvals, satisfaction of closing conditions, the ability of ICO to reach acceptable terms with its debtholders for the repayment of ICO's debt, the ability of ICO to retire preferred stock on acceptable terms and to obtain relief on acceptable terms from current restrictions on ICO's ability to repurchase preferred stock, reactions of the investment community, demand for ICO's products and services, business cycles and other conditions of the oil and gas and petrochemical industries, acquisition risks, international risks, operational risks and other factors detailed in ICO's Form 10-K for the fiscal year ended September 30, 2000, and its other filings with the Securities and Exchange Commission. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

The Letter of Intent between ICO, Inc. and Varco International Inc. dated March 20, 2001, included with a filing made by ICO on Form 8-K on March 26, 2001, follows in the event that it could be deemed to be soliciting material:

                               [Varco letterhead]


March 20, 2001


ICO, Inc.
11490 Westheimer
Suite 1000
Houston, TX  77077


                                Letter of Intent


Gentlemen:

            On behalf of Varco International Inc. and its affiliate, Varco L.P. (collectively "Varco"), I am pleased to confirm our intention to pursue an acquisition of the Oilfield Services Business Segment of ICO, Inc. ("ICO"), for consideration of $165 million. This Letter of Intent is subject to the following terms and conditions:

      1. Business Segment Purchase. The transaction would be effected by a mutually agreeable Definitive Purchase Agreement to be negotiated between the parties, which shall provide for the payment of the consideration in cash at closing, less $5.0 million to be paid into an escrow account for settlement of any potential indemnity claims which may arise within six months following the closing. The Definitive Purchase Agreement shall contain customary representations and warranties on behalf of ICO, customary covenants on behalf of both parties, as well as customary no-shop and break-up fee provisions.

      2. Conditions of Execution of the Definitive Purchase Agreement and Closing. Varco's execution of the Definitive Purchase Agreement would be subject to final approval by the Boards of Directors of Varco and ICO of the Definitive Purchase Agreement. The closing of the transaction would be subject to approval of regulatory authorities and, if the transaction has not closed within 90 days after the date of the Definitive Purchase Agreement other than as a result of Varco's failure to fulfill its obligations under the Definitive Purchase Agreement, then, the closing of the transaction will also be subject to Varco's securing financing under terms reasonably acceptable to it; provided that Varco shall use its reasonable best efforts to obtain such financing..

      3. Timing. Upon both parties' execution of this Letter of Intent, Varco will start the purchase process immediately. We are familiar with the business, and would require only limited and focused additional due diligence. Upon receipt of a countersigned copy of this letter, we will promptly send you our due diligence request letter. Upon completion of due diligence and execution of a binding Definitive Purchase Agreement, Varco and ICO will immediately file for Hart-Scott-Rodino regulatory approval of the transaction with Varco paying the required filing fee. Subject to the conditions outlined in paragraph 2 above, Varco would be prepared to close the transaction immediately following receipt of such regulatory approval. We do not anticipate that regulatory authorities will prevent the completion of the transaction.

      4. Consents. During the period from the date ICO countersigns this letter until the date, if any, that the parties determine not to pursue the transaction, ICO and Varco will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare and to file the notifications required by the Hart-Scott-Rodino Act.

      5. Exclusive Dealing. Until 30 days after the date you countersign this letter, (a) ICO will not, directly or indirectly, through any representative or otherwise, solicit offers from, negotiate with or in any manner actively and knowingly encourage, discuss, or accept any proposal (a "Third Party Proposal") of any other person relating to the acquisition of the Oilfield Services Business Segment of ICO, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (including through the purchase of all or a portion of the stock of ICO or a purchase of a material portion of the Oilfield Services - related assets (other than in the ordinary course of business)); and (b) ICO will promptly notify the Buyer regarding any contact between ICO or its representatives and any other person regarding any such offer or proposal or any related inquiry, provided that nothing contained in this Letter of Intent shall prevent ICO or its Board of Directors from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, or (ii) providing information to or engaging in any negotiations or discussions with any person or entity with respect to a Third Party Proposal to the extent the Board of Directors of ICO determines that the failure to do so would be inconsistent with its fiduciary obligations.

      6. Break-Up Fee. If (a) ICO either breaches Paragraph 5 or provides information or engages in negotiations or discussions as a result of ICO's invoking Section 5 (ii) of this Letter of Intent, and (b) within one year after the date of such breach ICO signs a letter of intent or other agreement relating to the acquisition of a material portion of the Oilfield Services Business Segment of ICO other than in the ordinary course of business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (including through the purchase of all or substantially all of the stock or assets of ICO) and such transaction is ultimately consummated then, immediately upon the closing of such transaction, ICO will, as the exclusive remedy for such breach, pay to Varco the sum of $3,500,000.

      7. Good Faith Negotiations Break-up Fee. If the parties do not enter into a Definitive Purchase Agreement to sell ICO's Oilfield Services Business Segment to Varco at the price and on the terms contemplated hereby because ICO fails to negotiate in good faith during the exclusive dealing period specified in Section 5, ICO will pay to Varco the sum of $3,500,000.

      8. Disclosure. ICO and Varco will issue a mutually agreed press release announcing this Letter of Intent. Thereafter, without the prior written consent of the other party hereto, except as required by law, neither ICO nor Varco will, and each will direct its representatives not to, make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this letter, provided that either party may disclose this Letter of Intent in a Form 8-K or may repeat the information contained in the mutually agreed press release.

      9. Limited Binding Effect. Except for Sections 4 through this Section 9, which shall be binding (the "Binding Sections"), this Letter of Intent is not intended to and does not constitute a binding agreement or commitment among the parties. It is understood that a binding agreement providing for the acquisition (or any similar transaction or series of transactions) contemplated hereby (the "Transaction") will only exist following the parties' execution and delivery of the Definitive Purchase Agreement. Under no circumstances will any oral understanding with respect to the Transaction or any partial performance or other actions by the parties with respect to the Transaction, other than the execution and delivery of the Definitive Purchase Agreement, be a binding contract. No person or entity shall bring any claim against any other person or entity based upon either this Letter of Intent, subsequent negotiations, partial performance or other actions relating to the Definitive Purchase Agreement as a result of a failure to agree on or enter into the Definitive Purchase Agreement or complete the Transaction or (except as expressly contemplated by the Binding Sections) otherwise. Nothing herein is intended to affect or limit the application of the Confidentiality Agreement between the parties entered into February 1, 2001.

            I appreciate your careful consideration of this offer. If you need additional clarification, please do not hesitate to contact Clay Williams, our Vice President of Corporate Development (713-799-5199 office; 713-806-2607 cell), or me (713-799-5263).

            We look forward to hearing from you and to moving forward as promptly as possible to complete this transaction.


Sincerely yours,


/s/ Joseph C. Winkler
Joseph C. Winkler
Executive Vice President, Treasurer and Chief Financial Officer
Varco International, Inc.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

ICO, INC.

By:    /s/ Al O. Pacholder  3/26/01
       ----------------------------

Title: Chairman & CFO
       --------------